For Immediate Release
Contact:
Bridget Smith
Third Avenue Management LLC
622 Third Avenue, 32nd Floor
New York, NY 10017
212-906-1164

Third Avenue Management Announces Receipt of Investment Canada
Approval Regarding Offer for Shares of Catalyst Paper Corporation
October 19, 2006, New York NY — Third Avenue Management LLC (“TAM”) announced today that Investment Canada has approved the firm’s application with respect to its general tender offer (the “Offer”) to acquire up to 39,000,000 shares of the outstanding common shares of Catalyst Paper Corporation (TSX: CTL) (“Catalyst”). Under the terms of the Offer, the shares will be acquired for $3.30 (CDN) per share by CTOE LLC, a special purpose acquisition entity established at TAM’s request. This approval removes the last regulatory condition to the Offer and will enable CTOE LLC to take up those shares tendered under the terms of the Offer when it expires on October 20.
TAM also acknowledges that the Board of Directors of Catalyst has announced that it has terminated the company’s shareholder rights plan (“the Plan”) and redeemed all outstanding rights in accordance with the Plan. The Plan, which is commonly referred to as a poison pill, was initially adopted to prevent Catalyst shareholders from tendering shares to the Offer. The termination of the Plan permits Catalyst shareholders to take advantage of the Offer.
Third Avenue Management’s Offer Represents a
Significant Premium to Market Price Prior to Offer
The Offer represents a 21.1% premium to Catalyst’s 20-day volume weighted average price prior to the original announcement of the Offer on July 25, 2006. Following a two-month review, Catalyst’s Board of Directors announced, on October 6, 2006, that they were unable to find a more attractive transaction. In making the announcement, Keith Purchase, Chairman of the Catalyst Board of Directors, stated, “Over the past two months, the Board has thoroughly evaluated a full range of alternatives to the Third Avenue offer. Given the difficult industry conditions, those alternatives were limited and the Board has concluded that an attractive alternative transaction is not available at this time. Having completed this process, the Board is terminating the rights plan to enable our shareholders to participate in Third Avenue’s offer should they wish to do so.”
How to Tender Shares
The Offer Circular and related documents have been filed in Canada on SEDAR at www.sedar.com. Shareholders considering tendering shares to the Offer should read the circular carefully. D.F. King & Co., Inc. has been retained as the information agent (the “Information Agent”) in connection with the Offer. Questions and requests for assistance may be directed to the Information Agent at the following toll free telephone number: 1-888-628-1041 (North America); U.S. Banks and Brokers Call Collect: 1-212-269-5550.
Shareholders who do decide to accept the Offer will have to deposit the shares that they propose to tender before the expiry of the offer, which currently is scheduled for 5:00 p.m. (Vancouver time) on October 20, 2006.
About TAM
TAM is an investment advisory firm that offers its services to mutual funds, private and institutional clients. TAM adheres to a disciplined bottom-up value investment strategy to identify investment opportunities in undervalued securities of companies with high quality assets, understandable businesses and strong management teams that have the potential to create value over the long term. TAM has approximately $24 billion in assets under management and offers value-oriented strategies, through mutual funds, separate accounts and alternative investment vehicles.
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Third Avenue International Value Fund: TAVIX
Third Avenue Small-Cap Value Fund: TASCX
Third Avenue Variable Series Trust
Catalyst Paper Corporation: CTL.TO
THIS NEWS RELEASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR SOLICITATION OF ANY OFFER TO SELL SHARES IN ANY JURISDICTION. SUCH OFFER WILL BE MADE ONLY BY THE FORMAL OFFER AND THE OFFERING CIRCULAR. NO OFFER WILL BE MADE TO ANY PERSON IN A JURISDICTION WHERE SUCH OFFER IS NOT PERMITTED BY APPLICABLE LAW.
THIRD AVENUE FUNDS ARE OFFERED IN THE UNITED STATES BY PROSPECTUS ONLY AND ARE NOT QUALIFIED FOR DISTRIBUTION IN CANADA. PROSPECTUSES CONTAIN MORE COMPLETE INFORMATION ON ADVISORY FEES, DISTRIBUTION CHARGES, AND OTHER EXPENSES.

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